Exhibit 99.2

WP MUSTANG HOLDINGS LLC

Consolidated Financial Statements

As of December 31, 2015, and 2014, and the year ended December 31, 2015, the period from May 29, 2014 to December 31, 2014 (Successor), and the period from January 1,
2014 to May 28, 2014 (Predecessor)

(With Report of Independent Auditors Thereon)

Report of Independent Auditors

To the Board of Directors and Stockholder
We have audited the accompanying consolidated financial statements of WP Mustang Holdings LLC and subsidiaries (a limited liability company), which comprise the consolidated balance sheets as of December 31,
2015 and 2014, and the related consolidated statements of operations, members’ equity, and cash flows for the year ended December 31, 2015, the period from May 29, 2014 to December 31, 2014 (Successor), and the period from January 1, 2014 to May 28, 2014 (Predecessor), and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WP Mustang Holdings LLC and subsidiaries at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for the year ended December 31, 2015, the period from May 29, 2014 to December 31, 2014 (Successor), and the period from January 1, 2014 to
May 28, 2014 (Predecessor), in conformity with U.S. generally accepted accounting principles.

March 18, 2016
Nashville, Tennessee

September 19, 2016

WP Mustang Holdings LLC
Consolidated Balance Sheets
(in thousands)

	December 31, 2015	December 31, 2014
Current assets:
Cash	$111,123	$80,202
Trade receivables, net of allowance for doubtful accounts of $2,013 in 2015 and $859 in 2014	94,521	116,225
Prepaid expenses and other assets	4,113	2,904
Total current assets	209,757	199,331
Equipment and leasehold improvements:
Equipment	23,447	19,223
Construction in progress	8,199	7,745
Leasehold improvements	935	858
	32,581	27,826
Less accumulated depreciation and amortization	14,186	5,094
Net equipment and leasehold improvements	18,395	22,732
Other assets:
Intangible assets, net	514,217	577,031
Goodwill	586,321	586,321
Deferred loan costs, net of accumulated amortization of $4,448 in 2015 and $1,639 in 2014	15,016	17,826
Other assets	717	2,254
Total assets	$1,344,423	$1,405,495
Current liabilities:
Accounts payable	$81,507	$77,654
Accrued liabilities	52,553	47,410
Security deposits payable	78,649	81,864
Current portion of long-term debt	2,786	2,786
Total current liabilities	215,495	209,714

Term loan, net of current portion	730,720	733,506
Deferred tax liability	639	1,277
Other liabilities	87	81
Total liabilities	946,941	944,578

Member's equity:
Members' contribution	494,678	492,896
Accumulated deficit	(97,196)	(31,979)
Total member's equity	397,482	460,917
Total liabilities and member's equity	$1,344,423	$1,405,495

See accompanying notes to consolidated financial statements.

September 19, 2016

WP Mustang Holdings LLC
Consolidated Statements of Operations
(in thousands)

	Successor Year Ended December 31, 2015	Successor Period Ended December 31, 2014	Predecessor Period Ended May 28, 2014
Revenues	$151,561	$96,592	$65,084
Cost of sales	16,764	11,980	7,274
Gross profit	134,797	84,612	57,810
Operating, general, and administrative expense:
Operating	45,859	24,032	16,885
General and administrative	24,285	16,038	84,813
Depreciation and amortization	71,905	43,921	14,616
Total operating expense	142,049	83,991	116,314
Income (loss) from operations	(7,252)	621	(58,504)
Other expense
Interest expense, net	56,383	32,328	2,343
Other expense (income)	1,770	114	(160)
Total other expense	58,153	32,442	2,183
Pretax net loss	(65,405)	(31,821)	(60,687)
State tax income (expense)	188	(158)	—
Non-controlling interest	—	—	470
Net loss attributable to members	$(65,217)	$(31,979)	$(61,157)
See accompanying notes to consolidated financial statements.

September 19, 2016

WP Mustang Holdings, LLC
Consolidated Statements of Members' Equity
(in thousands)

	Members' Contribution	Accumulated Earnings (Deficit)	Total Members' Equity	Redeemable Non-controlling interest
Balance at December 31, 2013	$169,864	$47,909	$217,773	$5,032
Net loss	—	(61,157)	(61,157)	470
Distribution of capital to members	—	(5,713)	(5,713)	(656)
Balance at May 28, 2014	$169,864	$(18,961)	$150,903	$4,846
B2B adjustment	—	—	—	16,154
Purchase	(169,864)	18,961	(150,903)	(21,000)
Balance at May 29, 2014	$—	$—	$—	$—
Net loss	—	(31,979)	(31,979)	—
Initial member capital contribution	470,839		470,839	—
Member capital contribution	21,416		21,416	—
Equity compensation expense	641		641	—
Balance at December 31, 2014	$492,896	$(31,979)	$460,917	$—
Net loss	—	(65,217)	(65,217)	—
Equity compensation expense	1,782	—	1,782	—
Balance at December 31, 2015	$494,678	$(97,196)	$397,482	$—

See accompanying notes to consolidated financial statements.

September 19, 2016
WP Mustang Holdings LLC
Consolidated Statements of Cash Flows
(in thousands)

	Successor Year Ended December 31, 2015	Successor Period Ended December 31, 2014	Predecessor Period Ended May 28, 2014
Cash flows from operating activities:
Net loss, including redeemable non-controlling interest	$(65,217)	$(31,979)	$(60,687)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	71,905	43,921	14,616
Unrealized loss (gain) on interest rate caps	1,730	(208)	—
Equity compensation expense	1,782	641	—
Provision for losses on accounts receivable	1,153	1,011	1,006
Amortization of deferred loan costs and debt discount	5,024	2,930	502
Contingent consideration	—	(750)	170
Changes in operating assets and liabilities:
Trade receivables	20,550	63,860	(60,142)
Receivables from/payable to affiliates	—	—	(469)
Prepaid expenses	(1,209)	1,089	547
Other assets	(173)	(345)	(442)
Accounts payable and accrued liabilities	8,875	(117,807)	120,301
Deferred taxes	(638)	(120)	—
Other liabilities	6	(517)	(73)
Security deposits payable	(3,215)	12,330	4,540
Net cash provided by (used in) operating activities	40,573	(25,944)	19,869
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	-	(883,280)	—
Payment of purchase of non-controlling interest	-	(21,000)	—
Net change in notes receivable from/payable to affiliates	-	112	(96)
Capital expenditures	(4,652)	(4,045)	(2,399)
Net cash used in investing activities	(4,652)	(908,213)	(2,495)
Cash flows from financing activities:
Proceeds from revolver	—	13,100	37,500
Payments on revolver	—	(13,100)	(52,000)
Pay off of predecessor loan	—	(199,987)	—
Proceeds from term loan	—	750,000	—
Payments on term loan	(5,000)	(2,500)	(1,250)
Payment of debt financing costs	—	(19,464)	—
Contribution of equity	—	492,255	—
Purchase of interest rate caps	—	(1,690)	—
Cash paid for debt costs	—	(12,500)	—
Equity distribution to members	—	—	(5,713)
Distributions to non-controlling interest	—	—	(186)
Net cash (used in) provided by financing activities	(5,000)	1,006,114	(21,649)
Increase (decrease) in cash	30,921	71,957	(4,275)
Cash, beginning of period	80,202	8,245	12,520
Cash, end of period	$111,123	$80,202	$8,245
See accompanying notes to consolidated financial statements.

WP MUSTANG HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2015

(1) Lines of Business and Organization

WP Mustang Holdings LLC through its consolidated subsidiaries (the “Company” or “Successor”) provides transaction processing to the long-haul trucking industry through its card and check based products.
Electronic Funds Source (EFS) is a consolidated subsidiary of the Company and has built a proprietary two-sided network for electronic payments. On one side of the network, EFS has agreements with close to 14,000 merchant locations across the United States and Canada, each of whom has a contractual obligation to EFS to accept payments from any customer who presents a valid EFS card. On the other side of the network, EFS has cultivated close to 16,000 active customers. As part of its network services, EFS operates an authorization and settlement service, and EFS protects both sides of the network from fraud risk, both through real-time fraud controls and through the assumption of liability for fraud risk that is not due to merchant or cardholder fault.

EFS also issues its own MasterCard branded card, which allows business organization customers to access the larger MasterCard network of merchants. Cardholder-side customers sign up with EFS for the
MasterCard product for similar reasons as they do with the EFS network product – i.e., to access a merchant network, to avoid cash, to obtain fraud and authorization controls and to access credit lines.

The Company, through its wholly-owned subsidiary Truckers B2B, LLC (TB2B), also offers various purchasing incentives to small transportation companies. These purchasing incentives include rebates on commonly purchased products and services, as well as a national network of merchants that allow TB2B to resell, through the merchant facilities, certain products, primarily tires and other services, to the industry at competitive prices.

Organization

The Company is a wholly owned subsidiary of Mustang HoldCo 1 LLC (Parent) and was formed on April
22, 2014 for the purpose of acquiring Electronic Funds Source LLC and its subsidiaries as a wholly owned subsidiary of the Company (Merger). Prior to the Merger, Electronic Funds Source LLC and its subsidiaries
(Predecessor) was organized as a Utah limited liability company effective June 24, 1998. Unless terminated by its members, the Predecessor would dissolve on December 31, 2096. Each member’s liability was limited up to the balance of their equity.

The Merger was financed as follows:

• Cash held by the Company at closing;

• $750 million new senior secured term loan credit facility;

• $470.8 million cash capital contribution from the Company’s new equity investors;

An additional $21.4 million was contributed by the Parent in October 2014. On May 28, 2014, the Merger
was completed with the first day of the Company’s operations beginning May 29, 2014. The Merger was accounted for as a purchase business combination. Merger expenses of $80.4 million, with $12.8 million seller transaction costs, are included in the general and administrative line of the consolidated statement of operations of the Predecessor, which include payment of merger related fees and compensation amounts

WP MUSTANG HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2015

incurred by the Predecessor and paid to advisors, legal attorneys and employees. Immediately following the
Merger, the Company repaid all amounts due under EFS’s prior credit agreements.

As a result of the Merger and the change in basis of the Company’s assets and liabilities, periods prior to the
Merger are referred to as “Predecessor” and periods after the Merger are referred to as “Successor”. Because of this change in basis, the Predecessor and Successor period financial statements are not comparable.

Purchase Agreement

On October 18, 2015, the Company entered into a purchase agreement with Wex Inc (WEX).

Pursuant to the purchase agreement, and subject to the terms and conditions contained therein, at the closing of the acquisition, the WEX will acquire all of the outstanding membership interests of WP Mustang Topco
LLC, the indirect parent of EFS, and Warburg Pincus Private Equity XI (Lexington), LLC, an affiliated entity from the sellers for an aggregate purchase price comprised of $1.1 billion in cash and 4.012 million shares of
WEX common stock , and is subject to certain working capital and other adjustments, as described in the purchase agreement.

The parties’ obligations to consummate the acquisition are subject to customary closing conditions, including the expiration or termination of the applicable antitrust waiting period under the Hart-Scott Rodino Antitrust
Improvements Act of 1976, as amended.

Either party may terminate the purchase agreement if (i) the closing has not occurred on or prior to April 18,
2016 (subject to extension to July 18, 2016 if antitrust clearance has not then been obtained), (ii) an order or law permanently prohibiting the acquisition has become final and non-appealable or (iii) the other party has breached its representations, warranties or covenants, subject to customary materiality qualifications and abilities to cure. In addition, the Company may also terminate the purchase agreement if, upon the satisfaction of the closing conditions and the expiration of a marketing period in connection with WEX’s debt financing, WEX fails to consummate the acquisition. Upon such a termination (and in certain other limited circumstances), if the Company so elects, WEX is required to pay the Company a cash termination fee of $45.0 million. In the event the purchase agreement is terminated in certain circumstances involving a failure to obtain required antitrust clearances, if the sellers so elect, WEX is required to pay the Company a cash termination fee of $70.0 million.

As of March 17, 2016, the regulatory approval is still pending.

(2) Summary of Significant Accounting Policies

Principles of Consolidation and basis of presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and the predecessor Company where applicable. Intercompany accounts and transactions with subsidiaries have been eliminated in consolidation.

WP MUSTANG HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2015

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors and various other assumptions that the Company believes are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses and disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes.
Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in the reported results of operations; and if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Estimates and assumptions by management affect: the allowance for doubtful accounts; the fair value assigned to assets acquired and liabilities assumed in business combinations; the fair value of interest rate cap obligations; the carrying value of long-lived assets (including goodwill and intangible assets); the amortization period of long-lived assets (excluding goodwill); the carrying value, capitalization and amortization of software development costs; the provision and benefit for income taxes and related deferred tax accounts; certain accrued expenses; and the value attributed to profit interest awards.

Foreign Currency Translation

The Company’s functional currency is the U.S. dollar for its foreign operations. Transactions denominated in currencies other than the applicable functional currency are converted to the functional currency at the exchange rate on the transaction date. At period end, monetary assets and liabilities are remeasured to the functional currency using exchange rates in effect at the balance sheet date. Gains and losses related to conversion and remeasurement are recorded in other expense in the consolidated statements of operations and amounted to a loss of $1.8 million, a loss of $0.1 million and a gain of $0.2 million for the year ended
December 31, 2015, period ended December 31, 2014 and May 28, 2014, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. The Company places its cash with high quality financial institutions and limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer base and their dispersion across many different geographical regions. The Company routinely performs credit evaluations of its customers and maintains allowances for potential losses. One of the Company’s largest merchants accounted for 14.0% of net revenue for the year ended December 31, 2015, and 12.0% of net revenue for each of the periods May 29 through December 31, 2014 and January 1 through May 28, 2014.

WP MUSTANG HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2015

Recognition of Revenues

Transaction fees are recorded and recognized as revenues at the time the Company’s cards or checks are used by the customers for the third-party billing services. Rebate revenues are recorded and recognized when both the rebate transactions are submitted for rebate reimbursement by the members of TB2B and forwarded on to the rebate merchant. Tire revenues are recorded at the time of the sale at the merchant location. Card and check transactions and TB2B rebate related transactions are recorded on a net sales basis. TB2B tire sales are recorded as gross sales. The Company recognizes revenue for all lines of business in accordance with ASC 605-45, Revenue Recognition – Principal Agent Consideration.

Trade Receivables

Trade receivables are recorded at the invoice amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable losses in the Company’s existing trade receivables. The Company determines the allowance based on historical write-off experience. The Company reviews its allowance for doubtful accounts monthly. Past-due balances over 60 days are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. If the assumptions used to determine the allowance for doubtful accounts change, the Company may have to provide for a greater expense in the future or reverse amounts provided for in prior periods.

Business Combinations

The Company allocates the consideration transferred (i.e., purchase price) in a business combination to the acquired business’ identifiable assets, liabilities and noncontrolling interests at their acquisition date fair value. The excess of the consideration transferred over the amount allocated to the identifiable assets and liabilities and noncontrolling interest, if any, is recorded as goodwill. Any excess of the fair value of the identifiable assets acquired and liabilities assumed over the consideration transferred, if any, is generally recognized within earnings as of the acquisition date. The fair value of the consideration transferred, assets, liabilities and noncontrolling interests is estimated based on one or a combination of income, costs or market approaches as determined based on the nature of the asset or liability and the level of inputs available to the
Company (i.e., quoted prices in an active market, other observable inputs or unobservable inputs). To the extent that the Company’s initial accounting for a business combination is incomplete at the end of a reporting period, provisional amounts are reported for those items which are incomplete. The Company retroactively adjusts such provisional amounts as of the acquisition date once new information is received about facts and circumstances that existed as of the acquisition date.

Equipment and Leasehold Improvements

Equipment and leasehold improvements are stated at fair value for assets acquired in the Merger and at cost for assets acquired during the year ended December 31, 2015 and the period ended December 31, 2014.
Depreciation is provided using the straight-line method over the estimated useful lives of the assets.

WP MUSTANG HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2015

Leasehold improvements are capitalized and amortized using the straight-line method over the lesser of the lease term or the estimated useful life of the related assets. Equipment and leasehold improvements are comprised of the following with their respective estimated useful life.

Years
Computers	3
Software	3 to 8
Equipment	3 to 7
Furnitures and fixtures	3 to 10
Leasehold improvements	3 to 29.5

Long-lived tangible assets, including equipment and leasehold improvements, and definite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset or asset groups may not be recoverable. The Company evaluates, regularly, whether events and circumstances have occurred that indicate possible impairment and relies on a number of factors, including operating results, business plans, economic projections and anticipated future cash flows. The Company determined there was no impairment of long-lived tangible assets and definite-lived intangible assets at
December 31, 2015 and December 31, 2014.

Capitalized Software

Costs incurred to develop internal-use software during the application development stage are capitalized and are included in construction in progress in the accompanying consolidated balance sheets. Application development stage costs generally include costs associated with internal-use software configuration, coding and testing. Costs of significant upgrades and enhancements that result in additional functionality are also capitalized during the application development stage, whereas costs incurred for maintenance and minor upgrades or enhancements are expensed as incurred. Capitalized costs are amortized using the straight-line method over 3 years once the software is ready for its intended use. Capitalized software costs were $8.2 million and $7.7 million at December 31, 2015 and December 31, 2014, respectively, with 42.0% and 40.1%
of capitalized costs related to internal employee costs, respectively. Amortization expense of capitalized software amounted to $3.8 million for year ended December 31, 2015, $3.3 million for period ended
December 31, 2014, and $1.5 million for period ended May 28, 2014.

Goodwill and Indefinite Lived Intangibles

Goodwill represents the excess of cost over the fair value of net assets of businesses acquired. Indefinite-lived intangible assets include trademarks and tradenames. Goodwill and indefinite-lived intangible assets are not amortized, but are reviewed at least annually on November 1 for impairment, or more frequently if events or circumstances arise which indicate there may be an impairment, using a fair value methodology.
In performing this review, the fair value is determined by using cash flow analysis which projects the future cash flows and discounts those cash flows to the present value. The projection of future cash flows is dependent upon assumptions regarding future levels of income. If the carrying value exceeds the fair value, the goodwill or indefinite-lived intangible assets are potentially impaired, subject to additional analysis. In such a case, the Company may have to record a charge to its results of operations based on the results of the additional analysis. No impairment was recorded for the year ended December 31, 2015 and the period ended

WP MUSTANG HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2015

December 31, 2014.

Definite Lived Intangible Assets

Definite-lived intangible assets, consisting of carrier relationships, merchant networks, contracts and trade name assets are subject to amortization and are amortized based on the forecasted cash flows of each asset discounted back to present value. Definite-lived intangible assets consisting of software systems are subject to amortization and are amortized based on the straight-line method. Definite-lived intangible assets are tested for impairment whenever events or circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. The Company noted no events or circumstances that indicate that the carrying amount of the definite-lived intangible assets may not be recoverable for the year ended December 31, 2015 and the period ended December 31, 2014.

The Company applies ASC 730, Research and Development, in accounting for in-process research and development. The Company recognizes the in-process research and development as an asset at the acquisition date and accounts for the asset as an indefinite-lived intangible until the project is completed or abandoned. As of December 31, 2015, the projects associated with the in-process research and development are still in development.

Deferred Loan Costs & Debt Discount

Loan costs and debt discount are amortized to interest expense, net over the period of the underlying indebtedness using methods which approximate the interest method.

Interest Rate Cap

The Company manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of our debt funding and the use of derivative financial instruments. Specifically, the Company enters into interest rate cap agreements to manage exposures that arise from business activities which resulted in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The interest rate cap agreements are used to manage differences in the amount, timing and duration of known or expected cash receipts and known or expected cash payments principally related to borrowings.

The Company is exposed to interest rate risk on variable rate borrowings. Accordingly, interest rate fluctuations affect the amount of interest expenses the Company is obligated to pay. The Company currently uses interest rate cap agreements to manage exposure to interest rate changes. The Company has not designated any of the interest rate cap agreements as hedges for accounting purposes. Accordingly, changes in the fair value of the interest rate caps are recognized as interest expense, net in the accompanying consolidated statement of operations.

In October 2014, the Company purchased two interest rate caps for $1.7 million with an aggregate notional amount of $375.0 million to manage exposure to interest rate movements on variable rate Senior Secured
First and Second Lien Term Facilities, when three-month LIBOR exceeds 2.5%. The interest rate cap agreements cap three-month LIBOR at 2.5%, have an effective date of December 31, 2014 and mature on
December 31, 2017. The fair value of the interest rate caps at December 31, 2015 and December 31, 2014

WP MUSTANG HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2015

are $0.2 million and $1.9 million, respectively, and is included in the other assets line of the consolidated balance sheets.

Profit interest award expense

The Parent grants profit interest awards in its equity under a compensation plan to employees of its consolidated subsidiaries. The Company accounts for the equity plan as if it adopted the plan. The Company records compensation expense with a corresponding credit to equity, representing the Parent’s capital contribution.

Awards subject to graded vesting based on a service condition are amortized to expense on a straight-line basis over the service period for each separately vesting portion of the award. Awards with performance or market condition are assessed for probability of meeting the conditions based on the applicable accounting guidance.

Customer Rebates

The Company enters into incentive agreements with certain customers and other business partners designed to increase payment volume, build brand awareness, and to allow it to diversify into other industry verticals.
These incentives are paid monthly, quarterly or annually and are accounted for as reductions to revenues on the accompanying consolidated statements of operations.

Card Origination Costs

The Company expenses all costs associated with the production and origination of the card stock as operating expense on the accompanying consolidated statements of operations as they are utilized.

Deferred Customer Acquisition Costs

Deferred customer acquisition costs consist primarily of amounts incurred by the Company for equipment installation directly related to multi-year service agreements. The deferred customer acquisition costs are charged to costs of sales on the accompanying consolidated statements of operations ratably over the term of the service contract.

Advertising Costs

The Company expenses advertising costs to operating expense on the accompanying consolidated statements of operations when incurred. The Company recognized $0.5 million, $0.4 million and $0.1 million in advertising costs during the periods ended December 31, 2015, December 31, 2014 and May 28, 2014, respectively.

Income Taxes

The Company is a limited liability company and therefore is not directly subject to federal and most state income taxes. Each member of the Company is responsible for income taxes related to their portion of taxable income. The Company accounts for state and local income taxes, where applicable, under the liability

WP MUSTANG HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2015

method. The Company has recorded deferred taxes relating to the basis differences for Tennessee state taxes as of December 31, 2015 and December 31, 2014, amounting to a net deferred tax liability of approximately
$0.6 million and $1.3 million, respectively.

The Company applies the authoritative guidance on accounting for uncertain tax positions to all open tax years. The Company evaluates the tax positions taken or expected to be taken in the course of preparing the
Company tax returns to determine whether the tax positions will be sustained by the applicable tax authority.
The Company has recorded all tax positions under the more likely than not framework within ASC 740.
Accordingly, the Company has determined that they have no unrecognized tax benefits as of December 31,
2015 and 2014, respectively.

(3) The Merger and Other Acquisitions

The fair value of the assets acquired and liabilities assumed as of May 28, 2014, which were finalized in
2014, were as follows (in thousands):

Current assets	$193,507
Property and equipment	23,780
Goodwill	586,321
Intangible assets	615,570
Other assets	741
Total assets acquired	1,419,919

Accounts payable	104,210
Accrued expenses and overdraft liabilities	139,413
Other current liabilities	92,448
Long term loan	199,987
Non-current liabilities	581
Total liabilities assumed	536,639
Aggregate purchase price	$883,280

Assets and liabilities were acquired and recorded at estimated fair values. The fair value of the acquired intangible assets is approximately $615.6 million which include definite lived intangibles such as carrier relationships, merchant network and developed technology. Other indefinite lived intangible trade names were acquired at fair value as described in footnote 5. Goodwill of $586.3 million was calculated as the excess of the consideration transferred over the net assets recognized and represents the future economic benefits arising from the other assets acquired that could not be individually identified and separately recognized.

The valuation related to the Merger transaction used a combination of income and cost approach methodologies in determining the fair value of assets acquired and liabilities assumed.

Truckers B2B, LLC

On October 1, 2013, the Predecessor entered into a contribution agreement with CGI and TB2B. The

WP MUSTANG HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2015

Predecessor and CGI were members of TB2B and each desired that the Predecessor make an additional contribution to TB2B of certain assets in exchange for more units of Class A voting shares necessary to increase the Predecessor’s relative ownership of TB2B from 65% to 78.5% and correspondingly reduce
CGI’s membership interest from 35% to 21.5%. The total units outstanding following the execution of the contribution agreement were as follows:

Total units
Celadon Group, Inc.	3,500
Electronic Funds Source	12,779

The arrangement was accounted for as a transaction between entities under common control; therefore, there was no step-up in basis related to the Predecessor’s acquisition of additional class A voting shares.

As of the Merger on May 28, 2014, all Celadon Group, Inc. (CGI) units of TB2B were purchased by the
Company for approximately $21.0 million resulting in the Company having 100% ownership. As of May
28, 2014, based on the $21 million purchase price for the remaining interest of B2B, the Company recorded a $16 million increase to non-controlling interest to reflect the additional fair value.

Transnet Communications

On October 1, 2013, the Predecessor entered into an agreement to acquire substantially all the assets and assume certain liabilities of Transnet Communications, Inc. (Transnet). The purchase price included contingent payments of up to $0.2 million on each of the three succeeding anniversary dates of the acquisition subject to limitation based on transaction volume. Due to a change in control provision in the Transnet purchase agreement, contingent payments were paid in full on May 28, 2014 in the amount of $0.8 million.

The results of operations for Transnet are included in the consolidated statements of operations from the date of the Transnet acquisition through December 31, 2015 and month ending December 31, 2014.

(4) Fair Value Measurements

At December 31, 2015 and December 31, 2014, the Company’s financial instruments included cash, trade receivables, prepaid expenses and other assets, accounts payable, accrued liabilities, security deposits payable, and term and revolving credit facilities. The carrying amounts of cash, trade receivables, prepaid expenses and other assets, accounts payable, accrued liabilities, and security deposits payable approximates fair value due to the short-term maturities of these financial instruments. The fair value of debt balances at
December 31, 2015 approximates the net carrying value, based on current interest rates for similar borrowings which would represent a Level 2 input.

The Company measures its contingent consideration liabilities at fair value. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (i.e., exit price) in an orderly transaction between market participants at the measurement date.

Additionally, the Company is required to provide disclosure and categorize assets and liabilities measured at fair value into one of three different levels depending on the assumptions (i.e., inputs) used in the valuation.

WP MUSTANG HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2015

Level 1 provides the most reliable measure of fair value while Level 3 generally requires significant management judgment. Financial assets and liabilities are classified in their entirety based on the lowest level of input significant to the fair value measurement.

The fair value hierarchy is defined as follows:

Level 1 – Valuations are based on unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 – Valuations are based on quoted prices for similar assets or liabilities in active markets, or quoted prices in markets that are not active for which significant inputs are observable, either directly or indirectly.

Level 3 – Valuations are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate of what market participants would use in valuing the asset or liability at the measurement date.

The following is a summary of the activity related to the fair value of the interest rate cap agreements, which are not designated as hedging instruments and measured using Level 2 inputs. The fair values of the interest rate caps have been calculated by discounting the estimated future cash flows of both the fixed rate and the variable rate interest payments using appropriate discount rates, with consideration given to the Company’s non-performance risk. The inputs used in determining the fair value fall within Level 2 of the fair value hierarchy (in thousands):

Interest Rate Cap
Balance at December 31, 2013	$—
Balance at May 28, 2014	—
Interest rate caps purchased	1,690
Gain	208
Balance at December 31, 2014	$1,898
Loss	(1,730)
Balance at December 31, 2015	$168

The following is a summary of the fair value activity for contingent consideration liabilities using Level 3 inputs (in thousands):

Contingent liabilities
Balance at December 31, 2013	$580
Change in fair value of contingent consideration from the acquisition of Transnet Communications	170
Contingent consideration settlement payment	(750)
Balance at May 28, 2014	$—

The valuation models used a combination of income and market approach methodologies in determining the fair value of these liabilities, utilizing observable and unobservable inputs into the valuation models (Level 3

WP MUSTANG HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2015
inputs).

(5) Intangible Assets

Intangible assets are comprised of indefinite-lived and definite-lived assets. The following tables detail the
Company’s intangible assets (in thousands):

	December 31, 2015
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net Carrying amount
Definite-lived intangible assets:
Carrier relationships	20.0 yrs	$255,300	$(42,588)	$212,712
Merchant network	20.0 yrs	254,260	(42,414)	211,846
Developed technology	7.6 yrs	68,760	(16,351)	52,409
Total		578,320	(101,353)	476,967

Indefinite-lived intangible assets:
Trade names		37,250	—	37,250
Total intangible assets		$615,570	$(101,353)	$514,217

	December 31, 2014
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net Carrying amount
Definite-lived intangible assets:
Carrier relationships	20.0 yrs	$255,300	$(16,223)	$239,077
Merchant network	20.0 yrs	254,260	(16,156)	238,104
Developed technology	7.6 yrs	68,760	(6,160)	62,600
Total		578,320	(38,539)	539,781

Indefinite-lived intangible assets:
Trade names		37,250	—	37,250
Total intangible assets		$615,570	$(38,539)	$577,031

WP MUSTANG HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2015

Aggregate amortization expense for the definite-lived intangible assets was $62.8 million, $38.5 million and
$11.5 million for the periods ended December 31, 2015, December 31, 2014 and May 28, 2014, respectively.
As of December 31, 2015, the future amortization expense of the definite-lived intangible assets is as follows
(in thousands):

Year:
2016	$60,047
2017	55,186
2018	51,178
2019	45,976
2020	41,765
Thereafter	222,815
$476,967

(6) Deferred Loan Costs

The Company had unamortized deferred loan costs of $15.0 million and $17.8 million as of December 31,
2015 and 2014, respectively. The deferred loan costs at December 31, 2015 are related to the issuance of the new credit facility described in Note 9. During the year ended December 31, 2015, and the period ended
December 31, 2014 and May 28, 2014, the Company recorded amortization expense of deferred loan costs of $2.8 million, $1.6 million and $0.5 million, respectively.

As of December 31, 2015, the future amortization expense of deferred loan costs is as follows (in thousands):

Year:
2016	$2,809
2017	2,809
2018	2,809
2019	2,809
2020	2,809
2021 and thereafter	971
$15,016

(7) Accrued Liabilities

Accrued liabilities are comprised of liabilities related to overdrafts, merchants, compensation and benefits, and customer incentives. Accrued liabilities in the consolidated financial statements as of December 31, 2015 were $52.6 million and $47.4 million as of December 31, 2014.

(8) Security Deposits Payable

The Company held $78.6 million and $81.9 million in security deposits from customers as of December 31,
2015 and December 31, 2014, respectively, of which $58.2 million and $58.3 million represents customer

WP MUSTANG HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2015

prepaid balances. The Company, in some cases, requires certain security deposits to be made upon the approval and issuance of credit to customers. The deposits are refundable upon the termination of services to the customer, less any outstanding amounts due to the Company.

(9) Debt

The table below summarizes the Company’s outstanding debt (in thousands):

	December 31, 2015	December 31, 2014
Senior Secured First Lien Term Loan Facility	$492,500	$497,500
Senior Secured Second Lien Term Loan Facility	250,000	250,000
	742,500	747,500
Debt Discount	(8,994)	(11,208)
	733,506	736,292
Less Current Portion	(2,786)	(2,786)
Long Term Portion	$730,720	$733,506

Senior Secured First and Second Lien Credit Facilities

On May 29, 2014, in connection with the Merger, the Company, entered into a Senior Secured First Lien
Credit Facility (First Lien Credit Facility) and a Senior Second Lien Term Loan Facility (Second Lien Credit
Facility).

The First Lien Credit Facility is comprised of a $100.0 million revolving credit facility expiring May 29,
2019 and a $500.0 million term loan due May 29, 2021. The revolving credit facility also includes a $20.0 million swing line sub-facility and a $40.0 million letter of credit sub facility. The term loan principal payments of $1.25 million are due quarterly in arrears, beginning September 2014. As of December 31,
2015, the Company had no outstanding borrowings on the revolving credit facility, $0.1 million in letters of credit issued and had approximately $492.50 million outstanding on the term loan.

The Second Lien Credit Facility is comprised of a term loan totaling $250.0 million due May 29, 2022. The
Second Lien Credit Facility term loan is not subject to scheduled amortization payments.

The First Lien Credit Facility is secured by a first-priority lien on stock of the Company and its subsidiaries and substantially all tangible and intangible property and assets owned by the Company and each subsidiary guarantor, subject to certain exceptions (collectively, the Collateral). The Second Lien Credit Facility is
secured by a second-priority lien on the Collateral.

The First Lien revolving facility’s interest is at an Alternative Base Rate (ABR) plus an applicable margin payable quarterly in arrears on March 31, June 30, September 30 and December 31. The First Lien Term
Loan interest is calculated as adjusted LIBOR Rate plus applicable margin (5.5 percent at December 31,
2015, inclusive of Current LIBOR plus applicable margin) with principal payments due quarterly on March
31, June 30, September 30 and December 31 and interest payable at the end of the term. The Second Lien term loan interest is calculated as adjusted LIBOR Rate plus applicable margin (8.5 percent inclusive of

WP MUSTANG HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2015

Current LIBOR plus applicable margin) with interest payable at the end of the term. The interest rate at
December 31, 2015 was 8.50%. As of December 31, 2015, the commitment fee in effect was 0.50%.

As of December 31, 2015, the future obligations under the First and Second Lien Credit Facilities are as follows (in thousands):

Year:
2016	$5,000
2017	5,000
2018	5,000
2019	5,000
2020 and thereafter	722,500
$742,500

The Credit Facilities contain customary restrictive covenants applicable to the Borrower, WP Mustang
Holdings LLC, and its subsidiaries, including but not limited to restrictions on the ability to: incur additional indebtedness; create, incur, assume or suffer to exist any liens; consummate a merger, consolidation or sale of all or substantially all of its assets; make certain investments; declare or pay a dividend or distribution on its capital stock or make other restricted payments; transfer or sell assets; sell, lease or transfer assets or purchase, lease or acquire any property or assets from any of its Affiliates; and enter into sale and leaseback transactions.

The First Lien Credit Facilities also contain a springing maintenance covenant requiring the Borrower, WP
Mustang Holdings LLC, to meet a 7.75x Senior Secured First Lien Leverage Ratio if the aggregate principal amount of Revolving and Swingline loans outstanding on the last day of the applicable four quarter test period exceeds 30% of the aggregate principal amount of Revolving Commitments then in effect. As of
December 31, 2015, the Company was in compliance with all required financial covenants and there was no requirement to provide a Senior Secured First Lien Net Leverage Ratio calculation.

Debt discount amortization amounted to $2.2 million, $1.3 million and $0.2 million for the periods ended
December 31, 2015, December 31, 2014 and May 28, 2014, respectively. The amortized debt discount amounted to $9.0 million and $11.2 million at December 31, 2015 and 2014, respectively, and future amortization is as follows (in thousands):

Year:	First Lien Term Loan	Revolver	Total Amortization
2016	$714	$1,500	$2,214
2017	714	1,500	2,214
2018	714	1,500	2,214
2019	714	626	1,340
2020 and thereafter	1,012	—	1,012
	$3,868	$5,126	$8,994

WP MUSTANG HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2015

Other Information

Interest expense incurred, primarily related to debt, amounted to $56.4 million for the year December 31,
2015, $32.3 million for the period May 29, 2014 to December 31, 2014, $2.3 million for the period January
1, 2014 to May 28, 2014.

(10) Profit interest award expense

The Parent’s Profit Interest Award Plan (Award Plan) was approved at the Merger date as part of an
Operating Agreement. Under the Award Plan, approximately 52.3 million profit interest units are reserved for issuance to certain employees and directors of the Parent and its affiliates, including the Company. At the beginning of 2015, approximately 44.7 million units were outstanding. During 2015, approximately 3.4 million B1 and B2 units, spilt equally, were granted, resulting in the Parent having granted a total of
48,131,187 profit interest units to employees of the Company as of December 31, 2015. During 2015,
approximately 4.5 million units vested that were time-based.

Individual grants under the Award Plan consist of a combination of time-based and performance-based awards. The time-based units vest ratably over a 5 year period. The performance-based awards vest based on the achievement of change in control or an IPO event and the attainment of a minimum level of investment return. In the case of unvested performance awards, they are subject to forfeiture and cancellation in the event of termination of service for cause by the award holder. Time based units are subject to forfeiture and cancellation on the unvested portion of the award through the employees last date of service. Units classified under the Award Plan are secondary in priority to the Primary Shareholders (“Class A”) of the Parent and
are not eligible for distributions until 100% of the Class A members have received a return of their initial investment. The fair value of the profit interest awards were calculated using valuation methodologies as described in ASC 718 -Stock Compensation. Related to the Award Plan, the Company incurred profit interest compensation expense of $1.8 million and $0.6 million for the year ended December 31, 2015 and the period ended December 31, 2014 respectively, which is included in general and administrative expense in the consolidated statements of operations. The unrecognized expense for the time-based awards is $5.5 million as of December 31, 2015. The Company has approximately 24 million performance based awards that are unvested amounting to approximately $8.2 million of future compensation. These awards have not been expensed as the performance conditions have not been met as of December 31, 2015. Approximately 40.4 million profit interest units are unvested as of December 31, 2015.

(11) Related Party Transactions

The Predecessor had various transactions with related parties,mainly related to previous owners of the
Predecessor (the Affiliates).

The Predecessor had a merchant agreement with an Affiliate. Under this agreement, a fee was received when a fuel card was used at an Affiliate site. The Predecessor Company recognized revenue of $10.4 million for the period ended May 28, 2014, related to this merchant agreement.

The Predecessor had proprietary card servicing agreements with Affiliates. Under the terms of these agreements, certain application processing, credit analysis, customer services, data processing, collections and other services was provided. The Predecessor recognized revenue of $0.8 million for the period ended

WP MUSTANG HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2015

May 28, 2014 related to these agreements.

Affiliates also provided other services including leased office space and employees, and administration expenses to the Predecessor Company. The Predecessor Company incurred expense to Affiliates of $0.3 million for the period ended May 28, 2014.

The Predecessor Company maintained normal operating bank accounts with an Affiliate that is an FDIC insured bank. It paid ordinary bank service fees and expenses of $0.1 million for the period ended May 28,
2014.

(12) Employee Benefit Plans

The Company has a voluntary defined contribution 401(k) savings plan (the 401(k) Plan). The Company matches 100% of the first one percent of each participant’s deferral and 50% of the next five percent deferred. Participant and Company contributions may not exceed the annual limits set by the Internal
Revenue Service. The Company’s expenses related to the 401(k) Plan amounted to $0.8 million, $0.4 million and $0.3 million for the periods ended December 31, 2015, May 28, 2014 and December 31, 2014, respectively.

(13) Commitments and Contingencies

(a) Legal Matters

The Company and its products are subject to regulation by numerous governmental authorities, including, without limitation, federal, state and local laws and regulations governing safety, hiring and employment practices.

In the ordinary course of business, the Company is involved in routine litigation. The Company is not party to any legal proceedings that, in the opinion of management, after consultation with legal counsel, are material to its business, financial condition or consolidated results of operations.

(b) Operating Leases

The Company leases office space under long-term non-cancelable operating lease agreements with remaining terms of one to ten years. Rent expense was $1.3 million, $0.8 million and $0.4 million for the periods ended December 31, 2015, December 31, 2014 and May 28, 2014, respectively.

WP MUSTANG HOLDINGS LLC
Notes to Consolidated Financial Statements
December 31, 2015

As of December 31, 2015, the future minimum lease payments due under operating leases are as follows (in thousands):

Year:
2016	$1,139
2017	821
2018	600
2019	445
2020	459
Thereafter	632
$4,096

(14) Subsequent Events

The Company has evaluated all other subsequent events and the impact on the reported results and disclosures through March 18, 2016 which is the date these consolidated financial statements were issued.